EXHIBIT "4.1"
              SECOND AMENDED AND RESTATED 2002 STOCK OWNERSHIP PLAN


                               USURF AMERICA, INC.

              SECOND AMENDED AND RESTATED 2002 STOCK OWNERSHIP PLAN


ARTICLE 1. ESTABLISHMENT AND PURPOSE

      1.1 ESTABLISHMENT OF THE PLAN. USURF America, Inc., a Nevada corporation (the "Company"), hereby establishes an incentive compensation plan (the "Plan"), as set forth in this document.

      1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to attract and retain the services of Participants upon whose judgment, interest, and special efforts the successful operation of the Company and its subsidiaries is dependent.

      1.3 EFFECTIVE DATE OF THE PLAN. The Plan shall become effective on March 4, 2002.

ARTICLE 2. DEFINITIONS

      Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      (a) "Award" means, individually or collectively, a grant under this Plan of Stock or Restricted Stock.

      (b) "Award Agreement" means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

      (c)   "Board"  or  "Board  of  Directors"  means  the  Company's  Board of
Directors.

      (d) "Consultant" means a natural person under contract with the Company to provide bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.

      (e) "Director" means any individual who is a member of the Company's Board of Directors.

      (f)   "Eligible Person" means an Employee, Director or Consultant.

      (g) "Employee" means any officer or employee of the Company or of one of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

      (h) "Employment," with reference to an Employee, means the condition of being an officer or employee of the Company or one of its Subsidiaries. "Employment," with reference to a Consultant, means the condition of being a Consultant. "Employment," with reference to a Director, means the condition of being a Director. The change in status of an Eligible Person among the categories of Employee, Director and Consultant shall not be deemed a termination of Employment.

      (i) "Participant" means a person who holds an outstanding Award granted under the Plan.

      (j)   "Plan" means this Second  Amended and Restated 2002 Stock  Ownership
Plan.

      (k) "Restricted Stock" means an Award of Stock granted to an Eligible Person pursuant to Article 6 herein.

      (l) "Restriction Period" means the period during which Shares of Restricted Stock are subject to restrictions or conditions under Article 6.

      (m)   "Shares" or "Stock" means the shares of common stock of the Company.

ARTICLE 3. SHARES SUBJECT TO THE PLAN

      3.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 3.3 herein, the number of Shares available for grant under the Plan shall not exceed twenty-three million (23,000,000) Shares. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares.

      3.2 LAPSED AWARDS. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, Shares subject to such Award shall be again available for the grant of an Award under the Plan.

      3.3 ADJUSTMENTS IN AUTHORIZED PLAN SHARES. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan, as may be determined to be appropriate and equitable by the Board of Directors, in its sole discretion, to prevent dilution or enlargement of rights.

ARTICLE 4. ELIGIBILITY AND PARTICIPATION

      4.1 ELIGIBILITY. All Eligible Persons are eligible to participate in this Plan.

      4.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Board of Directors may, from time to time, select from all Eligible Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Person is entitled to receive an Award unless selected by the Board of Directors.

ARTICLE 5. STOCK GRANT

      5.1 GRANT OF STOCK. Subject to the terms and provisions of the Plan, the Board of Directors, at any time and from time to time, may grant Shares of Stock to Eligible Persons in such amounts and upon such terms and conditions as the Board of Directors shall determine; provided, however, no Award may be made under the Plan after December 31, 2005.

ARTICLE 6. RESTRICTED STOCK

      6.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Board of Directors, at any time and from time to time, may grant Shares of Restricted Stock to Eligible Persons in such amounts and upon such terms and conditions as the Board of Directors shall determine; provided, however, no Award may be made under the Plan after December 31, 2005.

      6.2 RESTRICTED STOCK AGREEMENT. The Board of Directors may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Board of Directors may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

      6.3 TRANSFERABILITY. Except as otherwise provided in this Article 6, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Board of Directors, if any.

      6.4 OTHER RESTRICTIONS. The Board of Directors may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. The Company shall also have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

      6.5   REMOVAL  OF  RESTRICTIONS.  Except  as  otherwise  provided  in this
Article 6, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and completion of all conditions to vesting, if any. However, unless otherwise provided by the Board of Directors, the Board of Directors, in its sole discretion, shall have the right to immediately waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.

      6.6 VOTING RIGHTS, DIVIDENDS AND OTHER DISTRIBUTIONS. During the Restriction Period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such Shares. Except as provided in the following sentence, in the sole discretion of the Board of Directors, other cash dividends and other distributions paid to Participants with respect to Shares of Restricted Stock may be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

ARTICLE 7. WITHHOLDING

      7.1 TAX WITHHOLDING. The Company shall deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including the Participant's employment tax obligations) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

      7.2 PAYMENT OF WITHHOLDING. With respect to withholding required upon the lapse of restrictions on Restricted Stock, or upon any other taxable event hereunder involving the transfer of Stock to a Participant, the Participant shall be required to remit to the Company an amount in cash sufficient to satisfy the federal, state and local withholding tax requirements or may direct the Company to withhold from other amounts payable to the Participant, including salary.

ARTICLE 8. LEGAL CONSTRUCTION

      8.1 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      8.2 GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Nevada.